Oragenics Adds Two New Independent Board Members

Dr. Frederick W. Telling and Charles L. Pope Bring Invaluable Experience to the Oragenics Board of Directors

For Immediate Release

Tampa, FL (June 7, 2010) – Oragenics, Inc. (OTCBB: ORNI www.oragenics.com), a biopharmaceutical company, announced today that Dr. Frederick W. Telling and Charles L. Pope formally joined the Company's Board of Directors on Friday, June 4th, 2010 as independent directors.

David Hirsch, the Company's CEO said, "Dr. Telling and Mr. Pope are excellent additions to our Board. Dr. Telling brings a depth of experience in the pharmaceuticals industry that will be invaluable to us as we continue to develop our biotechnology assets.  We are very excited to have Fred serve as the new Chair of Oragenics’ Compensation Committee as well as a member of our Audit Committee.. Mr. Pope is a former partner at PwC and has served as the CFO for multiple public companies.  We are equally pleased to have Charlie’s decades of financial expertise to help us in our efforts to realize Oragenics true potential. He will serve as the Chair of the Board’s audit committee and as the committee’s designated financial exper, as well as be a member of the Compensation Committee."

Mr. Hirsch continued noting that “the addition of Mr. Pope and Dr. Telling as independent directors and constituting the membership of the Company’s audit committee, moves us closer toward meeting our Sarbanes Oxley compliance objectives.”

Set forth below is background information for Dr. Telling and Mr. Pope.

Frederick W. Telling:
Prior to retiring from Pfizer in June 2007 after 30 years, Dr. Telling served as Corporate Vice President of Pfizer Inc. and as Vice President of Corporate Strategic Planning and Policy.  Dr. Telling oversaw the company’s realignment and focus on its human and animal health business, which included the divestiture of its Food Science and Medical Technology groups, while acquiring Warner Lambert, Pharmacia and various consumer product brands. Concurrently, Fred was responsible for the company’s policy development regarding the Prescription Drug User Fee Act’s original passage and all of its subsequent reauthorizations, health care reform, pricing and indigent access programs, and other issues.  He represented the company in many industry related outside Boards, including BIO where he served on its Board for over 10 years.  Dr. Telling is a Director of Cell Therapeutics Inc. based in Seattle, Washington, Eisai N.A. Inc. in Woodcliff Lake, New Jersey and MEDEX Global Group in Baltimore, Maryland.  Dr. Telling is a member of the Board of CED, IBM’s Healthcare & Life Sciences Advisory Council, the National March of Dimes Foundation, EAA, ORBIS and the United Hospital Fund.  He is also a member of the Metropolitan Club of Washington, DC.  Dr. Telling received his BA from Hamilton College and his Master’s of Industrial and Labor Relations and Ph. D. in Economics and Public Policy from Cornell University.

Charles L. Pope:
Mr. Pope is a 30 year veteran in executive management, finance and accounting. During his 20 years at PricewaterhouseCoopers LLP, Mr. Pope served as a Partner in the Audit and Financial Advisory Consulting Divisions, and was a Partner in the Accounting and SEC Directorate. Currently, Mr. Pope serves as the CFO and COO of the Palm Bank in Tampa, Florida. Previously, he held CFO positions for public companies including, Aerosonic Corporation, Reptron Manufacturing and SRI/Surgical Express. He also served as CFO for UTEK Corporation from 2001-2002. Mr. Pope is active in the community, having served on Boards with such organizations as the Boy Scouts of America, Gulf Ridge Council, Junior Achievement of Tampa Bay, and Auburn University, Tampa Bay chapter. He holds Bachelor of Science degrees in Economics and Accounting from Auburn University, is a Certified Public Accountant in Florida and a member of the American Institute of Certified Public Accountants.

About Oragenics, Inc.
Oragenics, Inc. is a biopharmaceutical company engaged in the development of unique and novel proprietary technologies, derived from the study of oral biology.  The Company's offerings include SMaRT Replacement Therapy™, a one-time treatment that provides a potential life-time prevention of dental caries (tooth decay), Mutacin 1140™ (MU 1140), an antibiotic that has proven effective pre-clinically against Gram positive bacteria including MRSA, VRE and Clostridium, the DPOLT™ synthetic chemistry platform that enables the Company to produce MU 1140 and potentially the other 49 known lantibiotics, and ProBiora3® a technology that whitens the teeth, freshens the breath and supports gum and tooth health.  ProBiora3® is incorporated into the Company's three over-the-counter products; EvoraPlus® (www.evoraplus.com), EvoraKids® (www.evorakids.com) and Teddy's Pride™ (www.teddyspride.com).  The company has offices located at 3000 Bayport Drive, Suite 685, in Tampa, Florida 33607, and in Progress Corporate Park at 13700 Progress Boulevard in Alachua, Florida 32615, approximately 15 miles from the campus of the University of Florida in Gainesville.

# # #

CONTACT:	Anthony M. Giallourakis
Investor Relations
Oragenics, Inc.
(813) 220-6747
tgiallourakis@oragenics.com

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” "should," “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those factors set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.